As filed with the Securities and Exchange Commission on September 15, 2015.

Registration No. 333-206430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

REGENXBIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2836	47-1851754
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9712 Medical Center Drive, Suite 100

Rockville, MD 20850

(240) 552-8181

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kenneth T. Mills

Chief Executive Officer

REGENXBIO Inc.

9712 Medical Center Drive, Suite 100

Rockville, MD 20850

(240) 552-8181

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jay K. Hachigian, Esq.

Richard R. Hesp, Esq.

Keith J. Scherer, Esq.

Albert W. Vanderlaan, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Telephone: (617) 648-9100

Telecopy: (617) 648-9199

Sara Garon Berl, Esq. Vice President, General Counsel and Secretary REGENXBIO Inc. 9712 Medical Center Drive, Suite 100 Rockville, MD 20850 Telephone: (240) 552-8181	Richard D. Truesdell, Jr., Esq. Sophia Hudson, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-206430), as amended, is to amend Exhibits 10.3, 10.9, 10.11, 10.12, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.21, 10.22, 10.23, 10.24, 10.25 and 10.27. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, and Part II of the Registration Statement. The Prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the FINRA filing fee, and the NASDAQ listing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$14,106
FINRA filing fee	18,708
NASDAQ Listing fee	225,000
Printing and engraving expenses	395,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	330,000
Blue sky fees and expenses	5,000
Transfer agent fees	10,000
Miscellaneous fees and expenses	102,186

Total	$3,300,000

Item 14. Indemnification of Directors and Officers.

In connection with the completion of this offering, the Registrant’s restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s amended and restated bylaws to be in effect immediately prior to the completion of this offering provide that the Registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement, the form of which is attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

See also “Undertakings” set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock issued, and options granted, by us since September 15, 2012 that were not registered under the Securities Act of 1933.

(1)	Under the ReGenX Biosciences, LLC (our predecessor entity) 2009 Equity Plan, we granted an aggregate of 6,420,000 of Class B Units at a distribution threshold of $0.02382 per unit as profits interests to certain of our employees.

(2)	In October 2013, we issued and sold an aggregate of 95,314,803 Series B Preferred Units (pre-Conversion) to investors for an aggregate purchase price of approximately $7.9 million.

(3)	In September 2014, we converted from a Delaware limited liability company named ReGenX Biosciences, LLC (the LLC) to a Delaware corporation named REGENXBIO Inc. (the Conversion). Pursuant to the Conversion, we issued (i) 2,642,963 shares of common stock upon the conversion of 132,148,224 Class A units of the LLC, (ii) 1,906,295 shares of Series A Preferred Stock upon the conversion of 119,656,372 Series A Preferred units of the LLC and (iii) 2,393,127 shares of Series B Preferred Stock upon the conversion of 95,314,803 shares of Series B Preferred units of the LLC.

(4)	Under our 2014 Stock Plan, (i) from September 2014 to November 2014, we granted stock options to purchase an aggregate of 2,132,400 shares of our common stock at an exercise price of $0.85 per share to certain of our employees, officers, consultants and advisors and (ii) in May 2015, we granted stock options to purchase an aggregate of 1,063,900 shares of our common stock at an exercise price of $3.76 per share to certain of our employees, officers, consultants and advisors.

(5)	In January 2015, we issued and sold an aggregate of 4,631,774 shares of Series C convertible preferred stock to investors for an aggregate purchase price of $30.0 million.

(6)	In May 2015, we issued and sold an aggregate of 7,366,849 shares of Series D convertible preferred stock to investors for an aggregate purchase price of $70.5 million.

(7)	In October 2014, an advisor exercised an option to purchase 1,900 shares of our common stock.

(8)	In March 2015, a former employee exercised an option to purchase 7,800 shares of our common stock.

(9)	In May 2015, an employee exercised an option to purchase 100,000 shares of our common stock.

(10)	In July 2015, an employee exercised an option to purchase 10,150 shares of our common stock.

The offers, sales, grants and issuances of the securities described in paragraphs (1), (7), (8), (9) and (10) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under the ReGenX Biosciences, LLC 2009 Equity Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale, and issuance of the securities described in paragraphs (2), (3), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act in that the issuance of the securities to the accredited investors did not involve a public offering. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. The recipients of the securities in these transactions were accredited investors under Rule 501 of Regulation D.

The offers, sales, grants and issuances of the securities described in paragraph (4) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, officers, bona fide consultants and advisors and received the securities under our 2014 Stock Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 15th day of September, 2015.

REGENXBIO INC.

By:	/s/ Kenneth T. Mills
Kenneth T. Mills
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth T. Mills Kenneth T. Mills	Chief Executive Officer, President and Director (Principal Executive Officer)	September 15, 2015

/s/ Vittal Vasista Vittal Vasista	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2015

* Donald J. Hayden, Jr.	Chairman of the Board of Directors	September 15, 2015

* Luke M. Beshar	Director	September 15, 2015

* Edgar G. Engleman, M.D.	Director	September 15, 2015

* Allan M. Fox	Director	September 15, 2015

* A.N. “Jerry” Karabelas, Ph.D.	Director	September 15, 2015

* Camille Samuels	Director	September 15, 2015

*By:	/s/ Kenneth T. Mills
Kenneth T. Mills Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

1.1‡	Form of Underwriting Agreement

3.1‡	Restated Certificate of Incorporation, as amended (currently in effect)

3.2‡	Bylaws (currently in effect)

3.3‡	Form of Restated Certificate of Incorporation (to be effective immediately prior to the closing of this offering)

3.4‡	Form of Amended and Restated Bylaws (to be effective immediately prior to the closing of this offering)

4.1‡	Specimen stock certificate evidencing the shares of common stock

4.2‡	Amended and Restated Investors’ Rights Agreement dated as of May 15, 2015

5.1‡	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1‡	Form of Indemnity Agreement for directors and officers

10.2+‡	2014 Stock Plan, as amended

10.3+	2015 Equity Incentive Plan and form of option agreement thereunder

10.4+‡	2015 Employee Stock Purchase Plan

10.5+‡	Employment Agreement effective as of June 30, 2015 between the Registrant and Kenneth T. Mills.

10.6+‡	Employment Agreement effective as of June 30, 2015 between the Registrant and Stephen Yoo, M.D.

10.7+‡	Employment Agreement effective as of June 30, 2015 between the Registrant and Vittal Vasista

10.8+‡	Independent Director Compensation Policy

10.9†	License Agreement effective February 24, 2009 between the Registrant and The Trustees of the University of Pennsylvania

10.10†‡	First Amendment to License Agreement dated March 6, 2009 between the Registrant and The Trustees of the University of Pennsylvania

10.11†	Second Amendment to License Agreement effective September 9, 2014 between the Registrant and The Trustees of the University of Pennsylvania

10.12†	License Agreement dated March 6, 2009 between the Registrant and SmithKline Beecham Corporation d/b/a GlaxoSmithKline

10.13‡	Amendment to License Agreement dated April 15, 2009 between the Registrant and SmithKline Beecham Corporation d/b/a GlaxoSmithKline

10.14†	License Agreement dated April 10, 2014 between the Registrant and AAVLife

10.15†	License Agreement dated July 9, 2013 between the Registrant and Audentes Therapeutics, Inc.

10.16†	License Agreement dated March 21, 2014 between the Registrant and AveXis, Inc.

10.17†	License Agreement dated November 22, 2010 between the Registrant and Baxalta US Inc. (as assignee of Baxter Healthcare Corporation, as assignee of Chatham Therapeutics, LLC)

Exhibit	Description

10.18†	License Agreement dated October 30, 2013 between the Registrant and Dimension Therapeutics, Inc.

10.19†	First Amendment to License Agreement dated June 18, 2014 between the Registrant and Dimension Therapeutics, Inc.

10.20†‡	Second Amendment to License Agreement dated September 29, 2014 between the Registrant and Dimension Therapeutics, Inc.

10.21†	Option and License Agreement dated March 10, 2015 between the Registrant and Dimension Therapeutics, Inc.

10.22†	License Agreement dated March 5, 2014 between the Registrant and Laboratorios Del Dr. Esteve, S.A.

10.23†	License Agreement dated December 2, 2013 between the Registrant and Lysogene Société par Actions Simplifiée

10.24†	License Agreement dated May 28, 2014 between the Registrant and Voyager Therapeutics, Inc.

10.25†	Exclusive Patent License Agreement dated November 10, 2014 between the Registrant and the Regents of the University of Minnesota

10.26‡	Lease dated March 6, 2015 between the Registrant and BMR-Medical Center Drive LLC

10.27†	Development, Manufacturing, and Testing Standard Terms and Conditions dated April 3, 2015 between the Registrant and WuXi AppTec, Inc.

10.28†‡	Cooperation Agreement dated May 28, 2015 between the Registrant and WuXi AppTec, Inc.

10.29+‡	REGENXBIO Inc. Management Cash Incentive Plan

10.30‡	Board of Managers Agreement dated February 6, 2013 between the Registrant and Donald J. Hayden, Jr.

16.1‡	Letter from Baker Tilly Virchow Krause, LLP addressed to the SEC provided in connection with the change in independent accountant

23.1‡	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2‡	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)

24.1‡	Power of Attorney (included on signature page)

+	Indicates management contract or compensatory plan.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. The omitted portions of this exhibit have been filed with the SEC.
‡	Previously filed.